EXHIBIT 10.4

THE FIRST NATIONAL COMMUNITY BANK

DIRECTOR’S AND OFFICER’S DEFERRED COMPENSATION PLAN

THE FIRST NATIONAL COMMUNITY BANK, whose principal office is located at 102 East Drinker Street, Dunmore, PA, (the “Bank”) hereby establishes this Directors and Officers Deferred Compensation Plan (the “Plan”), effective as of April 1, 1994 , for the purpose of promoting in its Directors and Officers the strongest interest in the successful operation of the Bank and to provide its Directors and Officers with deferred benefits upon retirement.

ARTICLE I

Definitions

1.1              Compensation- “Compensation” shall mean a Director’s fees, including but not limited to , annual fees, meeting fees, committee fees and other payments for services rendered by a Participant to the Hank during a calendar year. With regard to Officers, all Compensation earned as salary and bonus during a calendar year.

1.2              Deferred Compensation Agreement- “Deferred Compensation Agreement” shall mean a written agreement between a Participant and the Bank, whereby a Participant agrees to defer a portion of his Compensation pursuant to the provisions of the Plan, and the Bank agrees to make benefit payments in accordance with the provisions of the Plan.

1.3              Effective Date- “Effective Date” shall mean the date on which the plan becomes effective, i.e., April 1, 1994.

1.4	Normal Retirement Date- “Normal Retirement Date” shall mean the date on which a Participant reaches age sixty (60), the date on which he has been a Participant for five (5)

years, or Termination Of Service, whichever is later.

1.5              Participant- “Participant” shall mean a Director or Officer of the Bank who has entered into a Deferred Compensation Agreement with the Bank.

1.6              Plan Year- “Plan Year” shall mean the period beginning on the Effective Date and ending on December 31, 1994, and each calendar year thereafter.

1.7              Stated Deferral- “Stated Deferral” shall mean the amount of Compensation the Participant agrees to defer in the Deferred Compensation Agreement.

1.8              Termination Of Service- “Termination Of Service” shall mean the Participant’s ceasing to serve as a Director or Officer of the Bank for any reason whatsoever, voluntary or involuntary, including by reason of death or disability.

ARTICLE II

Eligibility

All Directors serving on the Board as of the Effective Date shall be entitled to participate. Subsequently, Directors shall be entitled to participate hereunder as of the first day of a Plan Year, provided they have executed a Deferred Compensation Agreement prior to the beginning of that Plan Year. All Officers who have been employed at the beginning of a Plan Year for at least two (2) years and shall have earnings in excess of $40,000 annually shall be entitled to participate. Nothing shall preclude an individual from participating both as an Officer and a Director in this Plan.

ARTICLE III

Compensation Deferrals

3.1              Initial Deferral- Any Director or Officer wishing to become a Participant in this Plan shall elect prior to the Effective Date to defer a portion of his Compensation payable on or after the Effective Date.

3.2              Subsequent Deferrals- Subsequent to the initial deferral provided for in Section 3.1 above, any election to defer Compensation hereunder shall be made no later than December 31st prior to the Plan Year in which the Compensation to be deferred is earned and payable.

3.3              Procedure For Deferral- The Participant shall make the election provided for in Sections 3.1 and 3.2 by executing a Deferred Compensation Agreement in the form provided by the Bank. The Deferred Compensation Agreement shall set forth the Stated Deferral. The Stated Deferral shall be subtracted from the Compensation otherwise payable to the Participant during the Plan Year of the deferral.

3.4	Limitation On Deferral-

Directors- A participating Director may defer up to 50% of earnings during each of the next 10 years.

Officers- A participating Officer with greater than 10 years of service may defer up to 25% of earnings during each of the next 10 years. An Officer with less than 10 years of service may defer up to 15% of earnings. Nothing shall preclude an individual from participating both as a Director and Officer.

3.5              Election To Defer Irrevocable- Except as may otherwise be provided by law, a Participant’s election to defer Compensation shall be irrevocable during the period for which it is made.

ARTICLE IV

Deferred Compensation Accounts

4.1              Deferred Compensation Account- The Bank shall establish a bookkeeping account for each Participant which shall be credited with the Stated Deferral on the date such

Compensation would have been paid to a Participant had no election to defer been made.

4.2              Interest On The Deferred Compensation Account- The account established pursuant to Section 4.1 above shall be credited with interest on December 31st of each Plan Year on the amount in a Participant’s Deferred Compensation Account as of said December 3 1st. The rate of interest shall be 200% of the one-year Treasury Bill rate in effect not more than thirty (30) days nor less fifteen (15) days prior to the Plan Year to which the rates apply, but in no case shall the rate be less than 8%. For all Participants who have been a Participant in the Plan for over 5 years there shall also be an enhanced interest rate for crediting purposes 1 % greater than the formula and minimum stated above, beginning with year 6 of participation.

4.3              Purpose Of Deferred Compensation Account- The purpose of the Deferred Compensation Account shall be to determine the amount of benefits to be paid to the Participant at times hereinafter specified and the Bank shall not segregate any asset in order to satisfy any obligations under the Plan. Such account shall not constitute nor be treated as a trust fund of any kind. It is expressly understood that all amounts credited to such account shall be for the sole and exclusive purpose of bookkeeping and shall remain the sole property of the Bank and that the Participant shall have no ownership rights thereto. The Participant’s rights are expressly limited to the right to receive payments as hereinafter provided and the Participant’s rights with respect thereto is that of a general unsecured creditor of the Bank.

4.4              Vesting- The Participant shall at all times be one hundred percent (100%) vested in the amount accumulated in his Deferred Compensation Account.

ARTICLE V

Payment Of Benefits

5.1	Election As To Method Of Payment- Each Participant shall designate in the

Deferred Compensation Agreement one of the following methods of payment of his Deferred

Compensation Account:

a.	Equal annual payments for five (5) years.
b.	Equal annual payments for ten (10) years.
c.	Equal monthly payments for sixty (60) months.
d.	Equal monthly payments for one hundred-twenty (120) months.
e.	Lump sum payment.

5.2              Amount Of Payments- The Participant shall receive equal monthly or annual installments over the period he has chosen pursuant to Section 5.1, the amount of such payments being determined by annuitizing his Deferred Compensation Account, plus interest at an annual rate as established by formula in Section 4.2 above, including the minimum rate, plus the 1 % enhancement.

5.3              Time Of payments- The benefit payments to be made pursuant to a Participant’s election shall begin on the first business day of the month after the Participant’s Normal Retirement Date.

5.4              Optional Payment Method- Notwithstanding anything to the contrary contained herein, the Bank, subject to the approval of the Board of Directors, shall have the option to pay the Participant’s Deferred Compensation Account in annual payments upon such Participant’s Termination of Service.

5.5              Recipients Of Payments: Designation Of Beneficiary- All payments to be made pursuant to this Plan shall be made to the Participant, if living. If a Participant dies before receiving all payments he would be entitled to receive, all remaining payments shall be paid to the designated beneficiary or beneficiaries of the Participant. The participant shall designate a beneficiary by filing a written notice of such designation with the Bank in such form as the Bank prescribes. A Participant may change a beneficiary designation at any time. The Participant’s beneficiary designation shall be deemed automatically revoked in the event of the death of the beneficiary or in the event of dissolution of marriage, if the beneficiary is the Participant’s spouse. If no designation is in effect when benefits due under this Plan are payable, the beneficiary shall be the Participant’s spouse, if living, and if the spouse is deceased, the legal representative of the Participant’s estate. Any payments made pursuant to this paragraph shall begin within sixty (60) days after the Participant’s death.

5.6              Pre-retirement Death Benefit- If a Participant’s Termination Of Service prior to his Normal Retirement Date is due to his death, the Participant’s beneficiary, or the legal representative of his estate if no beneficiary designation is in effect, shall be paid the participant’s Deferred Compensation Account as of the date of death, as per the election made by a participant in 5.1 above. If no such election is made, the payment will be in a lump sum.

ARTICLE VI

Funding And Life Insurance

6.1              Funding- The Bank’s obligation under the Plan shall be an unfunded and unsecured promise to pay. The Bank shall not be obligated to fund any obligations arising hereunder, but the Bank may, in its sole discretion, elect to fund this Plan in whole or in part.

6.2              Insurance Policies- The Bank in its discretion may apply for and procure, as owner and for its own benefit, insurance on the life of the Participant, in such amounts and in such form as the Bank may choose. The Participant shall have no interest whatsoever in any such policy or policies, but at the request of the Bank he shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Bank has applied for insurance. The rights of the Participant, or his beneficiary, or estate, to benefits under the Plan shall be solely those of an unsecured creditor of the Bank. Any insurance policy or other assets acquired by or held by the Bank in connection with the liabilities assumed by it pursuant to the Plan shall not be deemed to be held under any trust for the benefit of the Participant, his beneficiary, or his estate, or to be security for the performance of the obligations of the Bank but shall be and remain, a general, unpledged and unrestricted asset of the Bank.

ARTICLE VII

Administration And Interpretation Of The Plan

7.1              Administrative Committee - The Board of Directors shall appoint an Administrative Committee which shall be the same persons serving on the Retirement (Profit Sharing) Plan Committee to administer and interpret the Plan. Interpretation by the Administrative Committee shall be final and binding upon a Participant. The Administrative Committee may adopt rules and regulations relating to the administration of the Plan as it may deem necessary.

7.2              Claims Procedure- If a Participant or a Participant’s beneficiary (hereinafter referred to as a “Claimant”) is denied all or a portion of an expected benefit under this Plan for any reason, he or she may file a claim with the Administrative Committee. The Administrative Committee shall notify the Claimant within 60 days of allowance or denial of the claim, unless the Claimant receives written notice from the Administrative Committee prior to the end of the sixty (60) day period stating that special circumstances require an extension of the time for decision. The notice of the Administrative Committee’s decision shall be in writing, sent by mail to Claimant’s last known address, and, if a denial of the claim, must contain the following information:

a.	the specific reasons for the denial;
b.	a specific reference to pertinent provisions of the Plan upon which the denial is based; and
c.

if applicable, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the claims review procedure.

7.3              Review Procedure- A Claimant is entitled to request a review of any denial of his claim by the Administrative Committee. The request for review must be submitted in writing within 60 days of receipt of the notice of the denial. Absent a request for review within the 60 day period, the claim will be deemed to be conclusively denied. The Claimant or his representative shall be entitled to review all pertinent documents, and to submit issues and comments orally and in writing. If the request for review by a Claimant concerns the interpretation and application of the provisions of the Plan and the Bank’s obligations, then the review shall be conducted by a separate committee consisting of three persons designated or appointed by the Administrative Committee. The separate committee shall afford the Claimant a hearing and the opportunity to review all pertinent documents and submit issues and comments orally and in writing and shall render a review decision in writing, all within sixty 60) days after receipt of a request for a review, provided that, in special circumstances (such as the necessity of holding a hearing) the committee may extend the time for decision by not more than sixty (60) days upon written notice to the Claimant. The Claimant shall receive written notice of the separate committee’s review decision, together with specific reasons for the decision and reference to the pertinent provisions of the Plan.

ARTICLE VIII

Taxes

The Company shall deduct from all payments made hereunder all applicable federal or state taxes required by law to be withheld from such payments.

ARTICLE IX

State Law

The Plan shall be construed according to the laws of the Commonwealth of Pennsylvania.

ARTICLE X

Forms Of Communication

Any election, application, claim, notice or other communication required or permitted to be made by a Participant to the Bank shall be made in writing and in such form as the Bank shall prescribe. Such communication shall be effective upon mailing, if sent by first class mail, postage pre-paid, and addressed to the Bank’s office at 102 East Drinker St., Dunmore, PA 18512.

ARTICLE XI

Effect On Other Bank Benefit Plans

Nothing contained in this Agreement shall affect the right of the Participant to participate in or be covered by any qualified or non-qualified pension, profit sharing, group bonus or other supplemental compensation or fringe benefit plans constituting a part of the Bank’s existing or future compensation structure.

ARTICLE XII

Assignment Or Pledge

The Participant’s Deferred Compensation Account and any payment payable at any time pursuant to this Plan shall not be assignable or subject to pledge or hypothecation nor shall said payments be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise except to the extent as provided by law. Upon the occurrence of any event in violation or attempted violation of this paragraph, any payments thereafter payable hereunder shall, in the sole discretion of the Bank, be subject to cancellation; whereupon, the Bank may, but need not, make such payments to someone else deemed by it to be a natural object of the bounty of the Participant.

ARTICLE XIII

Continuation As Director Or Officer

Neither this agreement nor the payments of any benefits hereunder shall be construed as giving to the Participant any rights to be retained as a member of the Board of Directors or continue as an Officer of the Bank.

ARTICLE XIV

Termination Of Agreement By Reason Of Changes In Law

The Bank is instituting this Plan upon the assumption that certain existing tax laws will continue in effect in substantially their current form. If there are any changes in Federal Law relating and allowing the tax free accumulation of earnings within a life insurance policy, the income tax free payment of proceeds from life insurance policies or the deduction from income of interest payments on certificates of deposits issued by banking institutions, the Bank shall have the option to terminate or modify this Plan. Provided, however, that the Participant shall be entitled to payment from his Deferred Compensation Account under the same conditions as though the Plan were still in effect.

ARTICLE XV

Modification

This Plan contains the entire understanding between the parties and supersedes all prior agreements and understandings between the parties with respect to matters set forth in the Plan. Any changes to the Plan must be in writing.

ARTICLE XVI

Captions

The captions at the head of an Article or a paragraph of this Plan are designed for convenience of reference only and are not to be resorted to for the purpose of interpreting any provision of this Plan.

ARTICLE XVII

Severability

The invalidity of any provision of this Plan shall not invalidate the remainder thereof, and said remainder shall continue in full force and effect.

Dated this _____ day of_____________________ 1994.

THE FIRST NATIONAL COMMUNITY BANK
By: /s/ Louis A. DeNaples

/s/ Michael J. Cestone, Jr.

Secretary

FNCB	First National Community Bank
	Banking Facilities		Main Office:
COMMUNITY IS OUR MIDDLE NAME	Back Mountain	Hanover Twp	102 East Drinker Street

1 877-TRY-FNCB www.fncb.com                                            Clarks Green            Kingston              Dunmore, PA 18512-2491                                                                                                                     Daleville                             Nanticoke                                Fax:          (570) 348-6454

Member FDIC    Dickson CityPittstonTel:(570) 346-7667

Dunmore    PlainsE-mail:fncb@fncb.com

Exeter	Scranton
Fashion Mall	Wilkes-Barre

July 9, 2003

RE:	Amendment to The First National Community Bank Director’s and Officer’s Deferred Compensation Plan Agreement dated April 1. 1994

Dear Participant:

This letter is to serve as notice to you that The First National Community Bank Director’s and Officer’s Deferred Compensation Plan Agreement shall be amended as follows:

Article I, Definitions, The following language shall be added as Section 1.9 Early Retirement Date:

1.9	Early Retirement Date

“Early Retirement Date” shall mean the date on which a Participant reaches age fifty nine and a half (59 1/2) and the date on which he has been a Participant for five (5) years. Participant may have the option of Early Retirement regardless if he/she is still an employee/officer of the Bank and/or as long as he/she remains on the Board of Directors of the Bank.

Article III, Compensation Deferrals. Section 3.4, Limitation On Deferral, shall be deleted in its entirety and replaced with the following language:

3.4	Limitation On Deferrals

Directors — A participating Director may defer up to fifty percent (5 0%) of earnings during each of the next twenty (20) years.

Officers — A participating Officer with greater than ten (10) years of service may defer up to twenty-five percent (25%) of earnings during each of the next twenty (20) years. An Officer with less than ten (10) years of service may defer up to fifteen percent (15%) of earnings. Nothing shall preclude an individual from participating both as a Director and as an Officer.

July 9, 2003 Page 2 of 4

Article V, Payment Of Benefits, Section 5.1, Election As To Method of Payment the following options shall be added:

f)	Equal annual payments for fifteen (15) years.
g)	Equal annual payments for twenty (20) years.
h)	Equal annual payments for twenty-five (25) years.
i)	Equal annual payments for thirty (30) years.
j)	Equal monthly payments for one hundred eighty (180) months.
k)	Equal monthly payments for two hundred forty (240) months.
1)	Equal monthly payments for three hundred (300) months.
m)	Equal monthly payments for three hundred sixty (360) months.

Article V, Payment Of Benefits, Section 5.3, Time Of Payments, shall be deleted in its entirety and replaced with the following language:

5.3	Time of Payments

The benefit payments to be made to a Participant’s election shall begin on the first business day of the month after the Participant’s Normal Retirement Date. If the Participant elects Early Retirement, payments to the Participant’s election shall begin on the first business day of the month after the Participant reaches age fifty nine and a half (59 ‘A) and the date on which he has been a Participant for five (5) years. Participant may elect to receive Early Retirement payments regardless if the he/she is still an Employee or Officer of the Bank and/or he/she remains on the Board of Directors of the Bank.

This Amendment shall be effective the 1St day of July, 2003, and the Subparagraphs 4.1, 5.1 and 5.3 referred to hereinabove shall supersede Subparagraph 4.1, 5.1 and 5.3 of the April 1, 1994 agreement. To the extent that any term, provision, or paragraph of said agreement is not specifically amended herein, or in any other amendment thereto, said term, provision, or paragraph shall remain in full force and effect as set forth in said April 1, 1994 agreement.

By your execution of this letter, you hereby acknowledge your receipt of this notification of the addition of said language and your understanding and agreement of the same.

Please execute this letter on the signature line provided for this purpose below. Upon execution, please return this original letter to First National Community Bank. Once First National Community Bank has obtained the signatures of all plan participants, a complete executed copy of this letter will be provided to you for your records.

Sincerely,

/s/ Robert J. Mancuso

Authorized Agent of First National Community Bank

July 9, 2003

Page 3 of4

Participant Signatures:	Date:

/s/ Gerard A. Champi	7/21/03

Gerard A. Champi

/s/ Linda A. D’Amario	7/18/03

Linda A. D’Amario

/s/ S. A. Marchese	7/21/03

Salvatore A. Marchese

/s/ Theresa M. Surma	7/18/03

Theresa M. Surma

/s/ Thomas P. Tulaney	7/28/03

Thomas P. Tulaney

/s/ James M. Bone, Jr.	7/18/03

James M. Bone, Jr.

/s/ Michael G. Cestone	7/30/03

Michael G. Cestone

/s/ Anthony J. Gabello	7/18/03

Anthony J. Gabello

/s/ Michael J. Germano, III	7/18/03

Michael J Germano, III

/s/ Robert F. Karoscik	7/25/03

Robert F. Karoscik

/s/ Stephen J. Kavulich	7/18/03

Stephen J. Kavulich

/s/ William S. Lance	7/21/03

William S. Lance

/s/ J. David Lombardi	7/18/03

J. David Lombardi

/s/ Robert J. Mancuso	7/18/03

Robert J. Mancuso

/s/ John P. Moses	7/30/03

John P. Moses, Esq.

/s/ Richard F. Post, Jr.	7/30/03

Richard F. Post, Jr.

July 9, 2003 Page 4 of 4

/s/ Anthony T. Rossi	7/18/03

Anthony T. Rossi

/s/ Brian C. Mahlstedt	7/18/03

Brian C. Mahlstedt

/s/ Lisa L. Kinney	7/18/03

Lisa L. Kinney

/s/ Eileen R. Farber-Bonk	1/06/04

Eileen R. Farber-Bonk

/s/ Linda L. Matylewicz	12/24/03

Linda L. Matylewicz

/s/ Michael T. Conahan	1/14/04

Judge Michael T. Conahan

2005 Participants:

/s/ William E. Keating	2/14/05

William E. Keating

/s/ Jonathan T. Grande	2/15/05

Jonathan T. Grande

/s/ Marilyn K. Dolphin	2/16/05

Marilyn K. Dolphin

/s/ Thomas C. Lunney	2/14/05

Thomas C. Lunney

/s/ Paul s. Dunda	2/11/05

Paul S. Dunda